Exhibit 99.1

Graybug Vision, Inc. 6411 Beckley Street Suite North 200 (N200) Baltimore, MD 21224 www.graybug.vision

Graybug Vision Appoints Dirk Sauer to Board of Directors

April 13, 2022

BALTIMORE, April 13, 2022 (GLOBE NEWSWIRE) - Graybug Vision, Inc. (Nasdaq: GRAY), a clinical-stage biopharmaceutical company focused on developing transformative medicines for the treatment of ocular diseases, today announced the appointment of Dirk Sauer, PhD, to the Graybug Board of Directors, effective April 13, 2022. Dr. Sauer will serve as a member of the Nomination and Corporate Governance Committee of the Board. He will also chair the Science and Innovation Committee, the purpose of which is to advise the Board on the company’s research and development as well as clinical manufacturing and control  strategies.

Dr. Sauer succeeds Gerald Cagle, PhD, who is retiring from the Graybug Board after eight years of service. Dr. Cagle will continue to advise the Graybug Executive Team and the Board as a member of the Science and Innovation Committee.

"On behalf of the entire Board, I would like to thank Jerry for his significant contributions, as well as his leadership in establishing Graybug’s Science and Innovation Committee,” said Christy Shaffer, Ph.D., Chair of the Graybug Board. “We are pleased to welcome Dirk Sauer to the Board as Jerry’s successor. His deep expertise in ophthalmic drug development will be invaluable as Graybug continues to advance its pipeline to address vision-threatening ocular diseases with high unmet needs."

Dr. Sauer is an expert in global pharmaceutical development with more than 30 years of experience in ophthalmology and neuroscience. He successfully led numerous projects and teams during all phases of the drug development process. Prior to retiring from Novartis in 2021, Dr. Sauer led the company’s Ophthalmology Development Unit for more than nine years, and during that time built a development portfolio for treatments of both the back and front of the eye, including small molecules, biologics, gene therapies and digital therapeutics.

Dr. Sauer joined Ciba-Geigy in 1989 as a postdoctoral fellow in the Neuroscience Preclinical Research Department. He subsequently held various positions of increasing responsibilities within preclinical, clinical research and project management working on acute and chronic neurodegenerative diseases such as stroke, head trauma, Parkinson’s disease, Alzheimer’s disease and ALS at Ciba-Geigy and Novartis. In 2005, Dr. Sauer joined the Ophthalmology Business Unit at Novartis as Senior Global Project Leader for Visudyne and Lucentis. In 2011, Dr. Sauer was appointed Global Development Unit Head for the Novartis Ophthalmology Development Unit, which subsequently included the development unit of the former Alcon Pharma franchise. Dr. Sauer has a degree in Pharmacy from the University of Münster, and a PhD in Pharmacology from the University of Marburg, Germany.

About Graybug

Graybug is a clinical-stage biopharmaceutical company focused on developing transformative medicines for ocular diseases. The company’s diversified portfolio is designed to treat vision-threatening diseases of the retina, optic nerve, and cornea, by either maintaining effective drug levels in ocular tissues for long periods of time, using innovative technologies, such as injectable sustained-release formulations, or by curing diseases with gene therapies. Graybug’s most advanced drug candidate, GB-102 is a microparticle formulation of a pan-VEGF inhibitor, sunitinib, for the treatment of wet age-related macular degeneration designed for a twice-per-year intravitreal injection. GB-102 has the potential to also benefit patients with diabetic retinopathy. GB-401 is a first-in-class implant formulation containing a novel prodrug of timolol for the treatment of primary open angle glaucoma (POAG) designed for a twice-per-year intravitreal injection with a proprietary applicator. GB-501 is an adeno-associated virus (AAV) gene therapy with Orphan Drug Designation (ODD) and Rare Pediatric Disease Designation (RPDD) to treat corneal clouding caused by mucopolysaccharidosis type 1 (MPS1), a lysosomal storage disorder. GB-601 is being developed as a long-acting formulation of a novel cGMP analog to address hereditary retinal diseases like retinitis pigmentosa, a group of genetic disorders that involve a loss of cells in the retina. GB-701 is being developed as a long-acting formulation of a potent factor B inhibitor targeting the complement cascade which plays a role in AMD. Founded in 2011 based on technology licensed from the Johns Hopkins University School of Medicine, Graybug has offices in Redwood City, California and in Baltimore, Maryland. For more information, please visit www.graybug.vision.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the company’s clinical pipeline, its ability to advance GB-102, GB-401, GB-501, GB-601, GB-701 or any future product candidate through preclinical or clinical development, its ability to conduct planned operations within the evolving constraints arising from the COVID-19 pandemic, and the results of its clinical trials. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties described under the heading “Risk Factors” in the company’s annual report on Form 10-K filed for the year ended December 31, 2021, in its quarterly reports on Form 10-Q, and in the other reports the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact IR@graybug.vision (650) 487-2409	Media Contact media@graybug.vision (404) 384-0067